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                                                                    Exhibit 99.1





       NEWS RELEASE

 SITRICK AND COMPANY INC.
  LOS ANGELES/NEW YORK

                                           CONTACT:    SITRICK AND COMPANY, INC.
                                                       RICHARD WOOL
                                                       (212) 755-2850

                                                       ANN JULSEN
                                                       (310) 788-2850

FOR IMMEDIATE RELEASE

         LOMAS FINANCIAL CORPORATION ANNOUNCES NEW SALE AGREEMENT WITH FIRST NATIONWIDE FOR REMAINING SERVICING ASSETS OF LOMAS MORTGAGE USA

           DALLAS, TX -- JANUARY 5, 1996 -- Lomas Financial Corporation today announced that it has asked the United States Bankruptcy Court for the District of Delaware to grant approval of an amended asset sale agreement between Lomas Mortgage USA, Inc. (LMUSA) and First Nationwide Mortgage Corporation, a subsidiary of First Nationwide Bank. The amended transaction increases the purchase price by $7,750,000 over the price announced on October 10, 1995 and provides that LMUSA retains its insurance agencies, which were to have been sold to First Nationwide under the original agreement.

           A hearing is scheduled for January 11 in Wilmington, DE to consider the motion. Subject to court approval, the closing date of the transaction is scheduled for January 31, 1996.

           Further, First Nationwide will purchase LMUSA's accounts receivable at their face amount, subject to offsets based on actual collection experience, rather than buying them net of reserves of approximately $20,500,000.

           The amended purchase agreement contains revised provisions for price adjustments. With certain limited exceptions, downward adjustments to the base purchase price to reflect principal reductions in the servicing portfolio between July 31, 1995 and the new January 31, 1996 closing date and the run-off in the servicing portfolio in the 60-day period following such closing date will be made equal to .95% of the corresponding reductions in principal balance rather than the 1.10% of such amounts provided in the earlier agreement.

444 MADISON AVENUE, SUITE 409
NEW YORK, NY 10022-6999
(212) 755-2850  FAX: (212) 755-2855





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           The new transaction also contains a new indemnification cap (i.e., the maximum amount to be withheld from the final installment of the purchase price). Previously 15% of the Adjusted Final Purchase Price, the new cap will be (i) $20,500,000 (the former indemnification "basket" utilized when the accounts receivable were to be purchased "net") plus (ii) the greater of $16 million or 12% of the Adjusted Base Price.

           Lomas Financial Corporation and Lomas Mortgage USA, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code on October 10, 1995.

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